UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported) December 2, 2013 (December 2, 2013)

STEEL DYNAMICS, INC.

(Exact name of registrant as specified in its charter)

Indiana	0-21719	35-1929476
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

7575 West Jefferson Blvd, Fort Wayne, Indiana 46804

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code:  260-969-3500

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.  Other Events.

Steel Dynamics, Inc. has adopted a majority voting standard applicable to stockholder voting in uncontested director elections.  The change, enacted through an amendment of the company’s Corporate Governance Policies, is effective immediately.  In addition to the new majority voting standard, reflected in new Section II.D of the amended Corporate Governance Policies and described in further detail below, the amended Policies make conforming changes (by the addition of a final bullet in Section I and a new introductory paragraph in Section II.D ) further defining the board’s responsibilities in the director nomination and election process; renumber former Sections II.D through II.G as new Sections II.E through H; and adds a final paragraph in Section III.B, clarifying that membership of the company’s Succession Planning Committee consists of the respective Chairs of the Audit, Compensation and Corporate Governance and Nominating Committees, together with the company’s Lead Independent Director, who serves as the Committee’s Chair.

With respect to the majority voting change, under new Section II.D of the amended Corporate Governance Policies, as a condition of a candidate’s nomination as a director in an uncontested election, the candidate will be required to execute and tender an Irrevocable Advance Resignation, in the form attached as Annex A to the Policies, which, by its terms, becomes immediately and automatically effective, without more, in the event that that candidate receives less than a majority vote (specifically, the receipt of a withhold vote greater than 50% of the votes cast) for his or her election. Should this circumstance occur, the board would be required to accept the resignation, unless, upon a consideration of all pertinent factors, the board were to make an affirmative determination that accepting the resignation would not be in the best interest of the company and its stockholders.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits.

The following exhibit is furnished with this report:

Exhibit Number	Description

99.1	A copy of the amended Steel Dynamics, Inc. Corporate Governance Policies, marked to show the changes, together with new Annex A.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereto duly authorized.

STEEL DYNAMICS, INC.

/s/Theresa E. Wagler
Date: December 2, 2013	By:	Theresa E. Wagler
	Title:	Chief Financial Officer